Preliminary Pricing Supplement No. 5,398 Registration Statement Nos. 333-275587; 333-275587-01 Dated December 12, 2024 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger Autocallable Contingent Yield Notes

Linked to the Least Performing Underlying Shares among the Common Stock of Apple Inc., the Common Stock of Amazon.com, Inc. and the Class C Capital Stock of Alphabet Inc. due December 26, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the Least Performing Underlying Shares among the Common Stock of Apple Inc. (the “AAPL Stock”), the Common Stock of Amazon.com, Inc. (the “AMZN Stock”) and the Class C Capital Stock of Alphabet Inc. (the “GOOG Stock),” and together with the AAPL Stock and the AMZN Stock, the (“Underlying Shares”). If the Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock on a quarterly Observation Date, as adjusted for certain corporate events affecting such Underlying Shares (the “Observation Date Closing Prices”) is equal to or greater than its respective Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date (plus any prior Observation Dates for which a Contingent Coupon was not paid). However, if the Closing Price of any of the Underlying Shares is below its respective Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, MSFL will automatically call the Securities early if the Observation Date Closing Price for each of the AAPL Stock, the AMZN Stock and the GOOG Stock on any quarterly Observation Date beginning March 20, 2025, is equal to or greater than its respective Initial Underlying Price. If the Securities are called, MSFL will pay the principal amount plus the Contingent Coupon for that Observation Date and any previously unpaid Contingent Coupons from prior Observation Dates, and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Underlying Prices (as may be adjusted) of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is equal to or greater than its respective Downside Threshold (which is the same as its respective Coupon Barrier), MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date and any previously unpaid Contingent Coupons from prior Observation Dates. However, if the Final Underlying Price of any of the Underlying Shares is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying with the largest percentage decrease from its Initial Underlying Price to its Final Underlying Price (the “Least Performing Underlying Shares”), even if the other Underlying Shares have appreciated or have not declined as much. The Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation of any of the Underlying Shares. Because all payments on the Securities are based on the Least Performing Underlying Shares among the AAPL Stock, the AMZN Stock and the GOOG Stock, the fact that the Securities are linked to three Underlying Shares does not provide any asset diversification benefits and instead means that a decline in the price beyond the relevant Coupon Barrier and Downside Threshold of any of the AAPL Stock, the AMZN Stock, or the GOOG Stock will result in no Contingent Coupon payments or a significant loss on your investment, even if the other Underlying Shares appreciate or do not decline as much. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for any of the Underlying Shares is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of any of the Underlying Shares is below its Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of each of the Underlying Shares are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date (plus any previously unpaid Contingent Coupons from prior Observation Dates) only if the Observation Date Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock on any quarterly Observation Date beginning March 20, 2025 is equal to or greater than its respective Initial Underlying Price, and no further payment will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk of the Least Performing Underlying Shares at maturity.

❑Contingent Coupon: If the Observation Date Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock on any quarterly Observation Date is equal to or greater than its respective Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date (plus any prior Observation Dates for which a Contingent Coupon was not paid). However, if the Observation Date Closing Price of any of the Underlying Shares is below its Coupon Barrier, no coupon will be payable with respect to that Observation Date.

❑Contingent Downside Market Exposure at Maturity: If, at maturity, the Securities have not been called and the Final Underlying Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is equal to or greater than its respective Downside Threshold (which is the same as its respective Coupon Barrier), MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date and any previously unpaid Contingent Coupons from prior Observation Dates. However, if the Final Underlying Price of any of the Underlying Shares is less than its respective Downside Threshold on the Final Observation Date, MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of all of the Underlying Shares are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

	Trade Date	December 20, 2024
	Settlement Date	December 26, 2024 (3 business days after the Trade Date)
	Observation Dates	Quarterly, callable beginning March 20, 2025 See “Observation Dates and Coupon Payment Dates” on page 7 for details.
	Final Observation Date**	December 20, 2028
	Maturity Date**	December 26, 2028

*  Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Observation Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a Market Disruption Event or for non-Trading Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYING SHARES, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This preliminary pricing supplement relates to Securities linked to the Least Performing Underlying Shares among the Common Stock of Apple Inc., the Common Stock of Amazon.com, Inc. and the Class C Capital Stock of Alphabet Inc.. The actual Contingent Coupon Rate and the actual Initial Underlying Prices, Coupon Barriers and Downside Thresholds for the AAPL Stock, the AMZN Stock and the GOOG Stock will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Initial Underlying Price	Coupon Barrier/Downside Threshold	Contingent Coupon Rate**	CUSIP	ISIN
Common Stock of Apple Inc. (AAPL)*		$60% of the Initial Underlying Price	9.50% to 10.25% per annum	61776V626	US61776V6267
Common Stock of Amazon.com, Inc. (AMZN)*		$60% of the Initial Underlying Price
Class C Capital Stock of Alphabet Inc. (GOOG)		$60% of the Initial Underlying Price

* Bloomberg ticker symbol is being provided for reference purposes only. The Closing Price on any trading day will be determined based on the price published by the relevant exchange.

** The actual Contingent Coupon Rate will be determined on the Trade Date.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.643 per Security, or within $0.45 of that estimate. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.225	$9.775
Total	$	$	$

(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.225 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 29 of this preliminary pricing supplement.

(2)  See “Use of Proceeds and Hedging” on page 29.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 29 of this preliminary pricing supplement.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016333/dp202676_424b2-epsacallsec.htm

♦Prospectus dated April 12, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324005205/dp209505_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus” and “product supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 12, 2024 and the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2023 respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying product supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this preliminary pricing supplement are inconsistent with those described in the accompanying product supplement or prospectus, the terms described in this preliminary pricing supplement will prevail.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.643, or within $0.45 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 8 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You understand and accept the risks associated with the Underlying Shares.

♦You believe each of the AAPL Stock, the AMZN Stock and the GOOG Stock will close at or above its respective Coupon Barrier on the Observation Dates, and above its respective Downside Threshold on the Final Observation Date.

♦You would be willing to invest in the Securities if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover (the actual Contingent Coupon Rate for the Securities will be determined on the Trade Date).

♦You understand that the linkage to three Underlying Shares does not provide any portfolio diversification benefits and instead means that a decline in the price beyond the relevant Coupon Barrier or Downside Threshold of any of the AAPL Stock, the AMZN Stock or the GOOG Stock will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying Shares appreciate or do not decline as much    .

♦You understand and accept that you will not participate in any appreciation in the prices of the Underlying Shares and that your potential return is limited to the Contingent Coupons, if any.

♦You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Shares.

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

♦You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this preliminary pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying Shares.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the price of one of the AAPL Stock, the AMZN Stock or the GOOG Stock will decline during the term of the Securities and is likely to close below its respective Coupon Barrier on the Observation Dates or below its respective Downside Threshold on the Final Observation Date.

♦You would be unwilling to invest in the Securities if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover (the actual Contingent Coupon Rate for the Securities will be determined on the Trade Date).

♦You are not comfortable with an investment linked to three Underlying Shares such that a decline in the price beyond the relevant Coupon Barrier or Downside Threshold of any of the AAPL Stock, the AMZN Stock or the GOOG Stock will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying Shares appreciate or do not decline as much.

♦You seek an investment that participates in the appreciation in the prices of the Underlying Shares or that has unlimited return potential.

♦You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying Shares.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

♦You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this preliminary pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “Apple Inc.” on page 20, “Amazon.com, Inc.” on page 22 and “Alphabet Inc.” on page 24.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	Apple Inc. common stock (the “AAPL Stock”), Amazon.com, Inc. common stock (the “AMZN Stock”) and Alphabet Inc. class C capital stock (the “GOOG Stock”)
Principal Amount	$10.00 per Security
Term	4 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Prices of each of the AAPL Stock, the AMZN Stock and the GOOG Stock on any Observation Date beginning March 20, 2025, is equal to or greater than its respective Initial Underlying Price.

If the Securities are called, MSFL will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date and any previously unpaid Contingent Coupons from prior Observation Dates, and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price.

Contingent Coupon

If the Observation Date Closing Price of each of the AAPL Stock, AMZN Stock and the GOOG Stock is equal to or greater than its respective Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date (plus any previously unpaid Contingent Coupons from prior Observation Dates) on the relevant Coupon Payment Date.

If the Contingent Coupon is not paid on any Coupon Payment Date (because the Observation Date Closing Price on any Observation Date is less than the Coupon Barrier), such unpaid Contingent Coupon will be paid on a later Coupon Payment Date but only if the Observation Date Closing Price on such later Observation Date is greater than or equal to the Coupon Barrier; provided, however, in the case of any such payment of a previously unpaid Contingent Coupon, that no additional interest shall accrue or be payable in respect of such unpaid Contingent Coupon from and after the end of the original interest period for such unpaid Contingent Coupon. You will not receive such unpaid Contingent Coupons if the Observation Date Closing Price is less than the Coupon Barrier on each subsequent Observation Date.

If the Observation Date Closing Price of any of the AAPL Stock, the AMZN Stock or the GOOG Stock is less than its Coupon Barrier on any Observation Date, no Contingent Coupon will be paid with respect to that Observation Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of $0.2375 to $0.25625 for each Security (based on the per-annum rate of 9.50% to 10.25%, to be determined on the Trade Date) would be applicable to each Observation Date on which the Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is greater than or equal to its respective Coupon Barrier.

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of any of the AAPL Stock, the AMZN Stock or the GOOG Stock is less than its respective Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate will be 9.50% to 10.25% per annum (to be determined on the Trade Date).
Observation Dates	Quarterly, callable beginning March 20, 2025. See “Observation Dates and Coupon Payment Dates” on page 7 for details.
Trade Date	December 20, 2024
Settlement Date	December 26, 2024
Final Observation Date	December 20, 2028*
Maturity Date	December 26, 2028*
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates and Coupon Payment Dates” on page 7.
Payment at Maturity (per Security)

MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying Shares during the term of the Securities, as follows:

If the Securities have not been automatically called and the Final Underlying Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is equal to or greater than its respective Downside Threshold (which is the same as its respective Coupon Barrier), MSFL will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date and any previously unpaid Contingent Coupons from prior Observation Dates.

If the Securities have not been automatically called and the Final Underlying Price of any of the AAPL Stock, the AMZN Stock or the GOOG Stock is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date, even if the other Underlying Shares have appreciated or have not declined as much.

Observation Date Closing Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on any Observation Date times the Adjustment Factor on such date.
Least Performing Underlying Shares	The Underlying Shares with the largest percentage decrease from the Initial Underlying Price to the Final Underlying Price.

Share Return	With respect to each of the Underlying Shares, Final Underlying Price – Initial Underlying Price Initial Underlying Price
* Subject to postponement in the event of a Market Disruption Event or for non-Trading Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Initial Underlying Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on the Trade Date
Final Underlying Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Downside Threshold	With respect to each of the Underlying Shares, 60% of the Initial Underlying Price of such Underlying Shares.
Coupon Barrier	With respect to each of the Underlying Shares, 60% of the Initial Underlying Price of such Underlying Shares.
Adjustment Factor	For each Underlying Shares, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Shares.
Record Date

The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an automatic call shall be payable to the person to whom the Payment at Maturity or the payment upon an automatic call, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investment Timeline
The Initial Underlying Prices, Downside Thresholds and Coupon Barriers of the AAPL Stock, the AMZN Stock and the GOOG Stock are determined. The Contingent Coupon Rate is set.

If the Observation Date Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is equal to or greater than its respective Coupon Barrier on any Observation Date, MSFL will pay you a Contingent Coupon (plus any previously unpaid Contingent Coupons from prior Observation Dates) on the relevant Coupon Payment Date. However, if the Observation Date Closing Price of any of the Underlying Shares is below its Coupon Barrier, no coupon will be payable on the related Coupon Payment Date.

If the Observation Date Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is equal to or greater than its respective Initial Underlying Price on any Observation Date beginning on March 20, 2025, the Securities will be called and MSFL will pay you a cash payment per Security equal to the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date and any previously unpaid Contingent Coupons from prior Observation Dates, and no further payments will be made on the Securities.

The Final Underlying Prices are determined as of the Final Observation Date.

If the Securities have not been called and the Final Underlying Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is equal to or greater than its respective Downside Threshold (which is the same as its respective Coupon Barrier), MSFL will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date and any previously unpaid Contingent Coupons from prior Observation Dates.

However, if the Final Underlying Price of any of the AMZN Stock, the AAPL Stock or the GOOG Stock is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Share Return of the Least Performing Underlying Shares, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for ANY of the Underlying Shares is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying PRICE of Any of the Underlying Shares is below its RESPECTIVE Downside Threshold.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates
3/20/2025	3/25/2025
6/20/2025	6/25/2025
9/22/2025	9/25/2025
12/22/2025	12/26/2025
3/20/2026	3/25/2026
6/22/2026	6/25/2026
9/21/2026	9/24/2026
12/21/2026	12/24/2026
3/22/2027	3/25/2027
6/21/2027	6/24/2027
9/20/2027	9/23/2027
12/20/2027	12/23/2027
3/20/2028	3/23/2028
6/20/2028	6/23/2028
9/20/2028	9/25/2028
12/20/2028 (Final Observation Date)	12/26/2028 (Maturity Date)

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to maturity and if the Final Underlying Price of any of the AAPL Stock, the AMZN Stock or the GOOG Stock is less than its respective Downside Threshold, you will be exposed to the decline in the price of the Least Performing Underlying Shares from its Initial Underlying Price to its Final Underlying Price, on a 1-to-1 basis, resulting in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying Shares over the term of the Securities, even if the other Underlying Shares have appreciated or have not declined as much. You could lose your entire Principal Amount.

♦The Contingent Coupon is based solely on the Observation Date Closing Prices. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Closing Prices of all three Underlying Shares. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Prices on a specific Observation Date, if the Observation Date Closing Price of any of the AAPL Stock, the AMZN Stock or the GOOG Stock is less than its respective Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Closing Prices of the Underlying Shares were higher on other days during the term of the Securities.

♦You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Price of any of the AAPL Stock, the AMZN Stock or the GOOG Stock is less than or equal to its Coupon Barrier. A Contingent Coupon will be paid with respect to a quarterly period only if the Observation Date Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is greater than or equal to its respective Coupon Barrier. If the Observation Date Closing Prices of any of the Underlying Shares is below its respective Coupon Barrier, the Issuer will not pay you a Contingent Coupon for that quarterly period. If, on each Observation Date over the term of the Securities, the AAPL Stock, the AMZN Stock or the GOOG Stock closes below its respective Coupon Barrier, you will not receive any Contingent Coupons during the 4-year term of the Securities. If the Contingent Coupon is not paid on any Coupon Payment Date because the Observation Date Closing Price of the Least Performing Underlying Shares is less than the Coupon Barrier on the related Observation Date, such unpaid Contingent Coupon will be paid on a later Coupon Payment Date but only if the Observation Date Closing Price of the Least Performing Underlying Shares on such later Observation Date is greater than or equal to the Coupon Barrier. Therefore, you will not receive such unpaid Contingent Coupon if the Observation Date Closing Price of the Least Performing Underlying Shares is less than the Coupon Barrier on each subsequent Observation Date.

♦Investors will not participate in any appreciation in the prices of any of the Underlying Shares. Investors will not participate in any appreciation in the price of any of the Underlying Shares from its respective Initial Underlying Price, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Closing Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is greater than or equal to their respective Coupon Barrier prior to maturity or an automatic call. The return on the Securities will be limited to the Contingent Coupons, if any, regardless of the appreciation of any of the Underlying Shares, which could be significant. It is possible that, on most or all of the Observation Dates, the Closing Prices of one or more Underlying Shares could close below their respective Coupon Barriers so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying Shares and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of any of the Underlying Shares. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

♦You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Prices of all of the Underlying Shares are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (possibly in addition to the Contingent Coupon for the Final Observation Date), if the Final Underlying Prices of each of the AAPL Stock, the AMZN Stock and the GOOG Stock are equal to or greater than their respective Downside Thresholds, or if any of the Underlying Shares closes below its respective Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as three months by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the price of at least one of the Underlying Shares will necessarily have declined from its respective Initial Underlying Price if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the price(s) of such Underlying Share(s) can recover.

♦A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the prices of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate, the Coupon Barriers and the Downside Thresholds, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the prices of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Prices of any of the Underlying Shares could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Closing Prices are greater than or equal to the Coupon Barriers on the quarterly Observation Dates, may indicate an increased risk that the prices of the Underlying Shares will decrease substantially, which would result in few or no Contingent Coupons and a significant loss at maturity. In addition, and as described above in “The Securities do not guarantee the payment of regular interest or the return of any principal,” in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Closing Prices of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

owhether the Observation Date Closing Price of any of the Underlying Shares has been below its Coupon Barrier on any Observation Date,

odividend rates on the Underlying Shares,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Underlying Prices, othe occurrence of certain corporate events affecting any of the Underlying Shares that may or may not require an adjustment to an Adjustment Factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The price of each of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Common Stock of Apple Inc., the Common Stock of Amazon.com, Inc. and the Class C Capital Stock of Alphabet Inc. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares. As a result, any return on the Securities will not reflect the return you would realize if you actually owned shares of the Underlying Shares and received the dividends paid or distributions made on them.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 8 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches.  Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Price and, as a result, the Coupon Barrier of any of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of any of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative price performance of the Least Performing Underlying Shares at maturity (in each case, depending also on the performance of the other Underlying Shares).  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlying Shares on the Observation Dates and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity and, if the Securities are not called prior to maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying Shares).

♦The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Prices, the Coupon Barriers, the Downside Thresholds, the Observation Date Closing Prices and the Final Underlying Price of each of the Underlying Shares, whether a Contingent Coupon is payable with respect to each Observation Date whether you will receive any previously unpaid Contingent Coupons, whether a Market Disruption Event has occurred, whether to make any adjustments to an Adjustment Factor and the payment that you will receive upon a call or at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events and certain adjustments to an Adjustment Factor.  These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any.  For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax consequences of an investment in the Securities, possibly retroactively.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

 Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

♦You are exposed to the market risk of all three Underlying Shares. Your return on the Securities is not linked to a basket consisting of the Underlying Shares. Rather, it will be contingent upon the independent performance of each of the AAPL Stock, the AMZN Stock and the GOOG Stock. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the AAPL Stock, the AMZN Stock and the GOOG Stock. Poor performance by any of the Underlying Shares over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying Shares. For the Securities to be automatically called or to receive any Contingent Coupon payment or contingent repayment of principal at maturity from MSFL, all three Underlying Shares must close at or above their respective Initial Underlying Prices, Coupon Barriers or Downside Thresholds, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying Shares even if the other Underlying Shares appreciate or do not decline as much during the term of the Securities. Accordingly, your investment is subject to the market risk of all three Underlying Shares. Additionally, movements in the prices of the Underlying Shares may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlying Shares will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date will increase when the movements in the prices of the Underlying Shares are uncorrelated. This results in a greater potential for a Contingent Coupon to not be paid during the term of the Securities and for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlying Shares is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

♦Stock risk. The prices of any of the Underlying Shares can rise or fall sharply due to factors specific to such Underlying Shares and their Underlying Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Shares and the Underlying Issuers, please see “Information About the Underlying Shares” in this preliminary pricing supplement and the Underlying Issuers’ SEC filings referred to in those sections.

♦No affiliation with Apple Inc., Amazon.com, Inc. or Alphabet Inc. Apple Inc., Amazon.com, Inc. and Alphabet Inc. are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities. We have not made any due diligence inquiry with respect to Apple Inc., Amazon.com, Inc. and Alphabet Inc. in connection with this offering.

♦We may engage in business with or involving Apple Inc., Amazon.com, Inc. or Alphabet Inc. We or our affiliates may presently or from time to time engage in business with Apple Inc., Amazon.com, Inc. or Alphabet Inc. without regard to your interests and thus may acquire non-public information about Apple Inc., Amazon.com, Inc. or Alphabet Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., Amazon.com, Inc. or Alphabet Inc., which may or may not recommend that investors buy or hold the Underlying Share(s).

♦Because the Securities are linked to the performance of the least performing among the AAPL Stock, the AMZN Stock and the GOOG Stock, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just the AAPL Stock, just the AMZN Stock or just the GOOG Stock. The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the AAPL Stock, just the AMZN Stock or just the GOOG Stock. With three Underlying Shares, it is more likely that one or more Underlying Shares will close below their respective Coupon Barriers on the quarterly Observation Dates or below their respective Downside Thresholds on the Final Observation Date than if the Securities were linked to only one of the Underlying Shares, and therefore it is more likely that you will not receive any Contingent Coupons or will receive an amount in cash significantly less than the principal amount on the Maturity Date.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the prices of the Underlying Shares and, therefore, your return on the Securities.

♦The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Closing Price of the Underlying Shares for the purpose of determining whether any Contingent Coupon will be paid or whether the Securities will be redeemed and the amount payable at maturity, in each case for certain corporate events affecting the Underlying Shares, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the Underlying Issuers of the Underlying Shares, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares. For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuers of the Underlying Shares or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the Underlying Shares by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust the Closing Price, such as a regular cash dividend, the market price of the Securities and your return on the Securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before an Observation Date, this may decrease the Observation Date Closing Price of such Underlying Shares to be less than the Coupon Barrier (resulting in no quarterly Contingent Coupon being paid with respect to such date) or the Final Price of such Underlying Shares to be less than the Downside Threshold (resulting in a loss of a significant portion of all of your investment in the Securities), materially and adversely affecting your return.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be determined on the Trade Date; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: 4 years

♦Hypothetical Initial Underlying Price:

oAAPL Stock: $250

oAMZN Stock: $200

oGOOG Stock: $190

♦Hypothetical Contingent Coupon Rate: 9.50% per annum (or 2.375% per quarter) (The actual Contingent Coupon Rate will be determined on the Trade Date.)

♦Hypothetical Contingent Coupon: $0.2375 per quarter

♦Observation Dates: Quarterly

♦Hypothetical Coupon Barriers:

oAAPL Stock: $150, which is 60% of the Hypothetical Initial Underlying Price of the AAPL Stock

oAMZN Stock: $120, which is 60% of the Hypothetical Initial Underlying Price of the AMZN Stock

oGOOG Stock: $114, which is 60% of the Hypothetical Initial Underlying Price of the GOOG Stock

♦Hypothetical Downside Thresholds:

oAAPL Stock: $150, which is 60% of the Hypothetical Initial Underlying Price of the AAPL Stock

oAMZN Stock: $120, which is 60% of the Hypothetical Initial Underlying Price of the AMZN Stock

oGOOG Stock: $114, which is 60% of the Hypothetical Initial Underlying Price of the GOOG Stock

Example 1 — Securities are Called on the Second Observation Date

Date	Closing Price			Payment (per Security)
	AAPL Stock	AMZN Stock	GOOG Stock
First Observation Date	$250 (at or above Coupon Barrier)	$150 (at or above Coupon Barrier)	$200 (at or above Coupon Barrier)	$0.2375 (Contingent Coupon — Not Callable)
Second Observation Date	$300 (at or above Coupon Barrier and Initial Underlying Price)	$220 (at or above Coupon Barrier and Initial Underlying Price)	$230 (at or above Coupon Barrier and Initial Underlying Price)	$10.2375 (Settlement Amount)
			Total Payment:	$10.475 (4.75% return)

Each of the AAPL Stock, the AMZN Stock and GOOG Stock closes above its respective Coupon Barrier on the first Observation Date (but below their respective Initial Underlying Prices) and therefore a Contingent Coupon is paid on the related Coupon Payment Date. Because each of the AAPL Stock, the AMZN Stock and the GOOG Stock closes above its respective Initial Underlying Price on the second Observation Date, the Securities are called after such Observation Date. MSFL will pay you on the call settlement date a total of $10.2375 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.2375 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.475 per Security for a 4.75% total return on the Securities. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying Shares.

Example 2 — Securities are NOT Called and the Final Underlying Price of each of the AAPL Stock, the AMZN Stock and the GOOG Stock is at or above its respective Coupon Barrier and Downside Threshold.

Date	Closing Price			Payment (per Security)
	AAPL Stock	AMZN Stock	GOOG Stock
First Observation Date	$275 (at or above Coupon Barrier)	$180 (at or above Coupon Barrier)	$200 (at or above Coupon Barrier)	$0.2375 (Contingent Coupon — Not Callable)
Second Observation Date	$240 (at or above Coupon Barrier)	$175 (at or above Coupon Barrier)	$210 (at or above Coupon Barrier)	$0.2375 (Contingent Coupon — Not Called)
Third Observation Date	$230 (at or above Coupon Barrier)	$180 (at or above Coupon Barrier)	$100 (below Coupon Barrier)	$0 (Not Called)
Fourth Observation Date	$200 (at or above Coupon Barrier; below Initial Underlying Price)	$190 (at or above Coupon Barrier; below Initial Underlying Price)	$110 (below Coupon Barrier and Initial Underlying Price)	$0 (Not Called)
Fifth to Fifteenth Observation	Various (all at or	Various (all at or above	Various (all below Coupon	$0 (Not Called)

Dates	above Coupon Barrier; all below Initial Underlying Price)	Coupon Barrier; all below Initial Underlying Price)	Barrier and Initial Underlying Price)
Final Observation Date	$300 (at or above Coupon Barrier and Downside Threshold)	$220 (at or above Coupon Barrier and Downside Threshold)	$200 (at or above Coupon Barrier and Downside Threshold)	$10.2375 + $3.0875 (Settlement Amount) = $13.325
			Total Payment:	$13.80 (13.80% return)

Each of the AAPL Stock, the AMZN Stock and the GOOG Stock closes above its respective Coupon Barrier on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third and fourth Observation Dates, both the AAPL Stock and AMZN Stock close at or above their respective Coupon Barriers (but below their respective Initial Underlying Prices), but the GOOG Stock closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on either related Coupon Payment Date. On each of the fifth to fifteenth Observation Dates, both the AAPL Stock and AMZN Stock close at or above their respective Coupon Barriers (but below their respective Initial Underlying Prices) but the GOOG Stock closes below its respective Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, each of the AAPL Stock, the AMZN Stock and the GOOG Stock closes above its respective Coupon Barrier and Downside Threshold. Therefore, at maturity, MSFL will pay you a total of $13.325 per Security, reflecting your principal amount plus the applicable Contingent Coupon for the Final Observation Date and the previously unpaid Contingent Coupons from prior Observation Dates. When added to the total Contingent Coupon payments of $0.475 received in respect of the prior Observation Dates, MSFL will have paid you a total of $13.80 per Security for a 38.00% total return on the Securities over four years. You do not participate in any appreciation of the Underlying Shares.

Example 3 — Securities are NOT Called and the Final Underlying Price of one of the Underlying Shares is below its respective Downside Threshold

Date	Closing Price			Payment (per Security)
	AAPL Stock	AMZN Stock	GOOG Stock
First Observation Date	$240 (at or above Coupon Barrier)	$150 (at or above Coupon Barrier)	$200 (at or above Coupon Barrier)	$0.2375 (Contingent Coupon — Not Callable)
Second Observation Date	$230 (at or above Coupon Barrier)	$160 (at or above Coupon Barrier)	$210 (at or above Coupon Barrier)	$0.2375 (Contingent Coupon — Not Called)
Third Observation Date	$260 (at or above Coupon Barrier)	$180 (at or above Coupon Barrier)	$90 (below Coupon Barrier)	$0 (Not Called)
Fourth Observation Date	$240 (at or above Coupon Barrier; below Initial Underlying Price)	$160 (at or above Coupon Barrier; below Initial Underlying Price)	$90 (below Coupon Barrier and Initial Underlying Price)	$0 (Not Called)
Fifth to Fifteenth Observation Dates	Various (all below Coupon Barrier and Initial Underlying Price)	Various (all below Coupon Barrier and Initial Underlying Price)	Various (all below Coupon Barrier and Initial Underlying Price)	$0 (Not Called)
Final Observation Date	$220 (at or above Coupon Barrier and Downside Threshold)	$150 (at or above Coupon Barrier and Downside Threshold)	$76 (below Coupon Barrier and Downside Threshold)	$10 + [$10 × Share Return of the Least Performing Underlying Shares] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
			Total Payment:	$4.475 (-55.25% return)

Each of the AAPL Stock, the AMZN Stock and the GOOG Stock closes above its respective Coupon Barrier on the first two Observation Dates, and, therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third and fourth Observation Dates, both the AAPL Stock and the AMZN Stock close at or above their respective Coupon Barriers (but below their respective Initial Underlying Prices), but the GOOG Stock closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on either related Coupon Payment Date. On each of the fifth to the fifteenth Observation Dates, each of the AAPL Stock, the AMZN Stock and the GOOG Stock closes below its respective Coupon Barrier and thus no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, both the AAPL Stock and the AMZN Stock close above their respective Coupon Barriers and Downside Thresholds but the GOOG Stock closes below its Coupon Barrier and Downside Threshold. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying Shares and MSFL will pay you $4 per Security, which reflects the percentage decrease of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date. When added to the total Contingent Coupon payments of $0.475 received in respect of the prior Observation Dates, MSFL will have paid you $4.475 per Security, for a loss on the Securities of 55.25%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Price of any of the Underlying Shares is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Share Return of the Least Performing Underlying Shares is less than zero. Any payment on the Securities, including any Contingent Coupon, payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for any of the Underlying Shares is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of any of the Underlying Shares is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this preliminary pricing supplement and is superseded by the following discussion.

 The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

♦purchase the Securities in the original offering; and

♦hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

 This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦certain financial institutions;

♦insurance companies;

♦dealers and certain traders in securities or commodities;

♦investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

♦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

♦partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦regulated investment companies;

♦real estate investment trusts; or

♦tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

 If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

 As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

 This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

 Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

 You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

 Tax Consequences to U.S. Holders

 This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦a citizen or individual resident of the United States;

♦a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

 Tax Treatment of the Securities

 Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

  Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

  Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

  Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. In general, any such gain or loss recognized should be short-term capital gain or loss if the U.S. Holder has held the Securities for one year or less at the time of the sale, exchange or settlement, and should be long-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

 Possible Alternative Tax Treatments of an Investment in the Securities

 Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

 We do not plan to request a ruling from the IRS regarding the treatment of the Securities. Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and potential changes in applicable law.

 Backup Withholding and Information Reporting

 Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

 Tax Consequences to Non-U.S. Holders

 This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

♦an individual who is classified as a nonresident alien;

♦a foreign corporation; or

♦a foreign estate or trust.

 The term “Non-U.S. Holder” does not include any of the following holders:

♦a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦certain former citizens or residents of the United States; or

♦a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

 Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

 Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

 Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

 Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

 U.S. Federal Estate Tax

 Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

 Backup Withholding and Information Reporting

 Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

 FATCA

 Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

 The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuer pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the Underlying Issuer may be obtained from other publicly available sources.

This document relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of the Underlying Issuers. We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuer. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuer could affect whether a Contingent Coupon is payable on any Coupon Payment Date, whether the Securities will be called following an Observation Date and/or the value received at maturity with respect to the Securities, and, therefore, the trading prices of the Securities.

Included on the following pages is (i) a brief description of each related Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2019 through December 11, 2024, and (iii) a graph showing the daily Closing Prices from January 1, 2008 through December 11, 2024. The graph showing the daily Closing Prices for the GOOG Stock begins on March 27, 2014.

We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. Neither Morgan Stanley, MSFL nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Observation Date or during the term of the Securities. We make no representation as to the amount of dividends, if any, that the related Underlying Issuer may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

Apple Inc.

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The Common Stock of Apple Inc. is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-36743 through the Securities and Exchange Commission’s website at www.sec.gov. The closing price of the Common Stock of Apple Inc. on December 11, 2024 was $246.49, and the graph below indicates the Coupon Barrier/Downside Threshold of 60% of the Closing Price. Apple Inc.’s common stock is listed on the Nasdaq under the ticker symbol “AAPL.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2019	3/31/2019	48.77	35.55	47.49
4/1/2019	6/30/2019	52.94	43.33	49.48
7/1/2019	9/30/2019	55.99	48.34	55.99
10/1/2019	12/31/2019	73.41	54.74	73.41
1/1/2020	3/31/2020	81.80	56.09	63.57
4/1/2020	6/30/2020	91.63	60.23	91.20
7/1/2020	9/30/2020	134.18	91.03	115.81
10/1/2020	12/31/2020	136.69	108.77	132.69
1/1/2021	3/31/2021	143.16	116.36	122.15
4/1/2021	6/30/2021	136.96	122.77	136.96
7/1/2021	9/30/2021	156.69	137.27	141.50
10/1/2021	12/31/2021	180.33	139.14	177.57
1/1/2022	3/31/2022	182.01	150.62	174.61
4/1/2022	6/30/2022	178.44	130.06	136.72
7/1/2022	9/30/2022	174.55	138.20	138.20
10/1/2022	12/31/2022	155.74	126.04	129.93
1/1/2023	3/31/2023	164.90	125.02	164.90
4/1/2023	6/30/2023	193.97	160.10	193.97
7/1/2023	9/30/2023	196.45	170.43	171.21
10/1/2023	12/31/2023	198.11	166.89	192.53
1/1/2024	3/31/2024	195.18	169.00	171.48
4/1/2024	6/30/2024	216.67	165.00	210.62
7/1/2024	9/30/2024	234.82	207.23	233.00
10/1/2024	12/11/2024*	247.77	221.69	246.49

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Common Stock of Apple Inc. from January 1, 2008 through December 11, 2024 based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and Downside Threshold, assuming the closing price of the Common Stock of Apple Inc. on December 11, 2024 were its Initial Underlying Price.

Past performance is not indicative of future results.

Amazon.com, Inc.

Amazon.com, Inc. offers electronic retail services to consumer customers, seller customers and developer customers. The Common Stock of Amazon.com, Inc. is registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 000-22513 through the Securities and Exchange Commission’s website at www.sec.gov. The closing price of the Common Stock of Amazon.com, Inc. on December 11, 2024 was $230.26, and the graph below indicates the Coupon Barrier/Downside Threshold of 60% of the Closing Price. Amazon.com, Inc.’s common stock is listed on the Nasdaq under the ticker symbol “AMZN.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2019	3/31/2019	90.96	75.01	89.04
4/1/2019	6/30/2019	98.12	84.64	94.68
7/1/2019	9/30/2019	101.05	86.27	86.80
10/1/2019	12/31/2019	93.49	85.28	92.39
1/1/2020	3/31/2020	108.51	83.83	97.49
4/1/2020	6/30/2020	138.22	95.33	137.94
7/1/2020	9/30/2020	176.57	143.94	157.44
10/1/2020	12/31/2020	172.18	150.22	162.85
1/1/2021	3/31/2021	169.00	147.60	154.70
4/1/2021	6/30/2021	175.27	157.60	172.01
7/1/2021	9/30/2021	186.57	159.39	164.25
10/1/2021	12/31/2021	184.80	159.49	166.72
1/1/2022	3/31/2022	170.41	136.02	163.00
4/1/2022	6/30/2022	168.35	102.31	106.21
7/1/2022	9/30/2022	144.78	109.22	113.00
10/1/2022	12/31/2022	121.09	81.82	84.00
1/1/2023	3/31/2023	112.91	83.12	103.29
4/1/2023	6/30/2023	130.36	97.83	130.36
7/1/2023	9/30/2023	144.85	125.98	127.12
10/1/2023	12/31/2023	154.07	119.57	151.94
1/1/2024	3/31/2024	180.38	144.57	180.38
4/1/2024	6/30/2024	197.85	173.67	193.25
7/1/2024	9/30/2024	200.00	161.02	186.33
10/1/2024	12/11/2024*	230.26	180.80	230.26

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Common Stock of Amazon.com, Inc. from January 1, 2008 through December 11, 2024 based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and Downside Threshold, assuming the closing price of the Common Stock of Amazon.com, Inc. on December 11, 2024 were its Initial Underlying Price.

Past performance is not indicative of future results.

Alphabet Inc.

Alphabet Inc. is a holding company that, through its subsidiaries (which include Google Inc.) provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer consent, enterprise solutions, commerce and hardware products. Alphabet Inc. became the successor Securities and Exchange Commission registrant to, and parent holding company of, Google Inc. on October 2, 2015, in connection with a holding company reorganization. Information provided to or filed with the Securities and Exchange Commission by Alphabet Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-37580 through the Securities and Exchange Commission’s website at www.sec.gov. The closing price of the Class C Capital Stock of Alphabet Inc. on December 11, 2024 was $196.71, and the graph below indicates the Coupon Barrier/Downside Threshold of 60% of the Closing Price. Alphabet Inc.’s Class C Capital Stock is listed on the Nasdaq under the ticker symbol “GOOG.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2019	3/31/2019	61.58	50.80	58.67
4/1/2019	6/30/2019	64.38	51.81	54.05
7/1/2019	9/30/2019	62.52	54.90	60.95
10/1/2019	12/31/2019	68.06	58.83	66.85
1/1/2020	3/31/2020	76.34	52.83	58.14
4/1/2020	6/30/2020	73.29	54.89	70.68
7/1/2020	9/30/2020	86.41	70.76	73.48
10/1/2020	12/31/2020	91.40	72.67	87.59
1/1/2021	3/31/2021	106.42	86.41	103.43
4/1/2021	6/30/2021	127.28	106.89	125.32
7/1/2021	9/30/2021	145.84	126.37	133.27
10/1/2021	12/31/2021	150.71	133.77	144.68
1/1/2022	3/31/2022	148.04	126.47	139.65
4/1/2022	6/30/2022	143.64	105.84	109.37
7/1/2022	9/30/2022	122.88	96.15	96.15
10/1/2022	12/31/2022	104.93	83.49	88.73
1/1/2023	3/31/2023	108.80	86.77	104.00
4/1/2023	6/30/2023	127.91	104.45	120.97
7/1/2023	9/30/2023	138.99	116.87	131.85
10/1/2023	12/31/2023	142.82	123.40	140.93
1/1/2024	3/31/2024	154.84	132.56	152.26
4/1/2024	6/30/2024	186.86	151.94	183.42
7/1/2024	9/30/2024	192.66	149.54	167.19
10/1/2024	12/11/2024*	196.71	163.06	196.71

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Class C Capital Stock of Alphabet Inc. from March 27, 2014 through December 11, 2024 based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and Downside Threshold, assuming the closing price of the Class C Capital Stock of Alphabet Inc on December 11, 2024 were its Initial Underlying Price.

Past performance is not indicative of future results.

Correlation of the Underlying Shares

The graph below illustrates the daily performance of the Common Stock of Apple Inc., the Common Stock of Amazon.com, Inc. and the Class C Capital Stock of Alphabet Inc. from January 1, 2008 through December 11, 2024. For comparison purposes, each of the Underlying Shares has been “normalized” to have a closing price of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Trading Day by the closing price of that Underlying Shares on January 1, 2008 and multiplying by 100. We obtained the closing prices used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlying Shares may indicate a greater potential for one of the Underlying Shares to close below its respective Coupon Barrier or Downside Threshold on an Observation Date, including the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlying Shares will decrease in value significantly. However, even if the Underlying Shares have a higher positive correlation, one or more of the Underlying Shares may close below the respective Coupon Barrier(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlying Shares may all decrease in value.  Moreover, the actual correlation among the Underlying Shares may differ, perhaps significantly, from their historical correlation.  A higher Contingent Coupon Rate is generally associated with lower correlation among the Underlying Shares, which may indicate a greater potential for missed Contingent Coupons and/or a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of all three Underlying Shares”, “— Because the Securities are linked to the performance of the least performing among the AAPL Stock, the AMZN Stock and the GOOG Stock, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just the AAPL Stock, just the AMZN Stock or just the GOOG Stock” and “—A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlying Shares and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlying Shares are not indicative of the future performance or correlation of the Underlying Shares.

Additional Terms of the Securities

If the terms contained in this preliminary pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this preliminary pricing supplement will control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Underlying Issuer as the “Underlying Company,” the Initial Underlying Price as the “Initial Share Price,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Coupon Barrier/Downside Threshold” as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If, with respect to one or more of the Underlying Shares, (i) there occurs any reclassification or change of such Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Issuer for such Underlying Shares, (ii) such Underlying Issuer or any surviving entity or subsequent surviving entity of such Underlying Issuer for such Underlying Shares (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of such Underlying Issuer or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) such Underlying Issuer is liquidated, (v) such Underlying Issuer issues to all of its shareholders equity securities of an issuer other than such Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Underlying Shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether the Securities will be automatically called and the amount payable upon an automatic call or at maturity for each Security will be as follows:

♦Upon any Observation Date following the effective date of a Reorganization Event and prior to the Final Observation Date: If the Exchange Property Value (as defined below) is greater than or equal to the respective Initial Underlying Price and the Closing Price or Exchange Property, if applicable, of each of the other Underlying Shares is also greater than or equal to its Initial Underlying Price, the Securities will be automatically redeemed for a payment per Security equal to the Principal Amount plus the Contingent Coupon with respect to the applicable Observation Date.

♦Upon the Final Observation Date, if the Securities have not previously been automatically redeemed: You will receive for each security that you hold a payment at maturity equal to:

♦If the Exchange Property Value on the Final Observation Date is greater than or equal to the respective Downside Threshold, or if the Final Underlying Price of each other Underlying Shares (or Exchange Property Value, if applicable) of any other Underlying Shares is less than its respective Downside Threshold: (i) the stated Principal Amount plus (ii) the Contingent Coupon with respect to the Final Observation Date and any previously unpaid Contingent Coupons from the prior Observation Dates.

oIf the Exchange Property Value on the Final Observation Date is less than the respective Downside Threshold, or if the Final Underlying Price (or Exchange Property Value, if applicable) of any other Underlying Shares is less than its respective Downside Threshold:

oIf the Least Performing Underlying Share has not undergone a Reorganization Event as described in paragraph 5 above: (i) the stated Principal Amount multiplied by (ii) the Share Return of the Least Performing Underlying Share.

oIf the Least Performing Underlying Share has undergone a Reorganization Event as described in paragraph 5 above: (i) the Principal Amount multiplied by (ii) the Share Return of the Least Performing Underlying Shares. For purposes of determining the Share Return of the Least Performing Underlying Shares, the Final Underlying Price of such Least Performing Underlying Shares will be deemed to equal the per-share cash value, determined as of the final observation date, of the securities, cash or any other assets distributed to holders of the Least Performing Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of such Least Performing Underlying Shares, (B) in the case of a Spin-Off Event, the share of such Least Performing Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where such Least Performing Underlying Shares continues to be held by the holders receiving such distribution, such Least Performing Underlying Shares (collectively, the "Exchange Property").

Following the effective date of a Reorganization Event, the Contingent Coupon, as well as any previously unpaid Contingent Coupons, will be payable for each Observation Date on which the Exchange Property Value is greater than or equal to the Determination Closing Price (or Exchange Property Value, as applicable) of either Underlying Shares also greater than or equal to its Downside Threshold, Coupon Barrier to and including the Maturity Date or the date of automatic call, if any.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Underlying Price, Coupon Barrier or Downside Threshold, or for determining the Least Performing Underlying Shares, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of such Underlying Shares, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of such Underlying Shares, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of such Underlying Shares, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in the offering document and the related product supplement with respect to the Securities to the “Underlying Shares” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the Final Observation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Price or the Final Underlying Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for such Underlying Shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Day-Count Convention

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered as Contingent Coupon, if any, with respect to the Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Contingent Coupon to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the applicable Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, or positions in any other instruments related to the Underlying Shares that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Price, and, as a result, the Coupon Barrier of any of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of any of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (in each case, depending also on the performance of the other Underlying Shares). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities., including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.225 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Contingent Coupon Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.